CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-MACAL3 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

7/15/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-MACAL3 Series (the “VV-MACAL3 Series”) and the creation of the VV-MACAL3 Interests (the “VV-MACAL3 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-MACAL3 Series and the creation of the VV-MACAL3 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-MACAL3 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-MACAL3 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-MACAL3 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-MACAL3 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-MACAL3 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-MACAL3 Interests

AUTHORIZED SHARES:	Minimum: 1,300 / Maximum: 1,430 Interests

SERIES ASSETS:
The Macallan Red 78 Collection
	Wine	Vintage	Bottles
	The Macallan Red Collection 78 Year Old Scotch Whisky	N/A	1

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-MACAL3 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King